Exhibit 12.1

ALLIANT ENERGY CORPORATION

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months
	Ended June 30,		Years Ended December 31,

	2006	2005*	2005*	2004	2003	2002	2001

	(dollars in millions)
EARNINGS:
Income from continuing operations	$59.2	$18.0	$56.4	$218.4	$151.7	$85.0	$123.5
Income tax expense (benefit)	33.5	(15.7)	(52.9)	91.2	75.6	48.9	56.0

Income from continuing operations before income taxes	92.7	2.3	3.5	309.6	227.3	133.9	179.5
Fixed charges as defined	107.2	114.1	226.7	238.8	247.1	207.9	203.9
Adjustment for undistributed equity earnings	(7.3)	(17.4)	(41.7)	(21.0)	(18.4)	(3.8)	(8.8)
Less:
Interest capitalized	-	3.4	3.4	5.4	-	-	-
Preferred dividend requirements of subsidiaries (pre-tax basis) **	14.0	4.0	5.5	25.9	24.5	9.5	9.6

Total earnings as defined	$178.6	$91.6	$179.6	$496.1	$431.5	$328.5	$365.0

FIXED CHARGES:
Interest expense	$74.4	$88.2	$175.8	$176.9	$205.1	$179.6	$177.6
Interest capitalized	-	3.4	3.4	5.4	-	-	-
Estimated interest component of rent expense	18.8	18.5	42.0	30.6	17.5	18.8	16.7
Preferred dividend requirements of subsidiaries (pre-tax basis) **	14.0	4.0	5.5	25.9	24.5	9.5	9.6

Total fixed charges as defined	$107.2	$114.1	$226.7	$238.8	$247.1	$207.9	$203.9

Ratio of Earnings to Fixed Charges (Unaudited) ***	1.67	0.80	0.79	2.08	1.75	1.58	1.79

* For the six months ended June 30, 2005 and the year ended Dec. 31, 2005, earnings as defined were inadequate to cover fixed charges as defined by $22.5 million and $47.1 million, respectively.

** Preferred dividend requirements of subsidiaries (pre-tax basis) are computed by dividing the preferred dividend requirements of subsidiaries by one hundered percent minus the respective year-to-date effective income tax rate.

*** The ratio calculation in the above table relates to Alliant Energy Corporation's (Alliant Energy's) continuing operations. Refer to Note 11 of Alliant Energy's "Notes to Condensed Consolidated Financial Statements" in Alliant Energy's Form 10-Q for the quarterly period ended June 30, 2006 for information related to Alliant Energy's discontinued operations.